[Letterhead of Credit Suisse First Boston Corporation]



October 23, 1999


Board of Directors
ASARCO Incorporated
180 Maiden Lane
New York, New York 10038

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock of ASARCO Incorporated ("ASARCO"), other than Grupo Mexico, S.A. de C.V. ("Grupo Mexico") and its affiliates, of the Cash Consideration (as defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger (the "Merger Agreement") to be entered into by and among Grupo Mexico, ASMEX Corporation, a wholly owned subsidiary of Grupo Mexico ("Sub"), and ASARCO. The Merger Agreement provides for, among other things, (i) a tender offer by Sub to acquire all of the outstanding shares of the common stock, no par value, of ASARCO (the "ASARCO Common Stock") at a purchase price of $29.75 per share, net to the seller in cash (the "Cash Consideration" and, such tender offer, the "Tender Offer") and (ii) subsequent to the Tender Offer, the merger of Sub with and into ASARCO (the "Merger" and, together with the Tender Offer, the "Transaction") pursuant to which each outstanding share of ASARCO Common Stock not acquired in the Tender Offer will be converted into the right to receive the Cash Consideration.

In arriving at our opinion, we have reviewed a draft dated October 22, 1999 of the Merger Agreement and certain publicly available business and financial information relating to ASARCO. We have also reviewed certain other information relating to ASARCO, including financial forecasts, provided to or discussed with us by ASARCO, and have met with the management of ASARCO to discuss the business and prospects of ASARCO. We have also considered certain financial and stock market data of ASARCO, and we have compared those data with similar data for other publicly held companies in businesses similar to ASARCO, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, you have informed us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of ASARCO as to the future financial performance of ASARCO. Representatives of ASARCO have advised us, and therefore we also have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ASARCO, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof.

We have acted as financial advisor to ASARCO in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction. We in the past have provided financial services to ASARCO and Grupo Mexico, and


Board of Directors
ASARCO Incorporated
October 23, 1999
Page 2


currently are providing financial services to ASARCO, unrelated to the proposed Transaction, for which services we have received, and may receive, compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both ASARCO and Grupo Mexico for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

It is understood that this letter is for the information of the Board of Directors of ASARCO in connection with its evaluation of the Transaction, does not constitute a recommendation to any stockholder as to whether such stockholder should tender shares of ASARCO Common Stock in the Tender Offer or how such stockholder should vote with respect to any matter relating to the Merger. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent, except that this letter may be attached in its entirety as an exhibit to ASARCO's Schedule 14D-9 relating to the Tender Offer.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Cash Consideration to be received in the Transaction by the holders of ASARCO Common Stock (other than Grupo Mexico and its affiliates) is fair, from a financial point of view, to such holders.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION